EXHIBIT 99.1

EAST WEST BANK ACQUIRES THE BANKING OPERATIONS

OF SEATTLE, WASHINGTON-BASED

WASHINGTON FIRST INTERNATIONAL BANK

Transaction Protects All Washington First International Bank Deposits

PASADENA, Calif.—(BUSINESS WIRE)— East West Bancorp, Inc. (Nasdaq:EWBC), parent company of East West Bank, announced today that it has acquired the banking operations of Seattle, Washington-based Washington First International Bank (WFIB) in a transaction with the Federal Deposit Insurance Corporation (FDIC). Under the terms of the transaction, East West will receive approximately $504 million in assets, including $403 million in loans, and assume approximately $478 million in liabilities, including $415 million in deposits. The FDIC and East West have entered into a loss sharing agreement covering the acquired loans.

East West Bank is the largest bank in the nation focused on serving the Asian American community and this strategically attractive transaction expands East West’s operations in Washington’s Puget Sound area. With today’s transaction, East West adds four branches to its Seattle area branch presence for a combined total of 6 branches in the Puget Sound area. East West is now the largest Asian-American bank in Washington.

“The acquisition of Washington First International Bank reflects our commitment to the Asian-American community in the Seattle region,” said Dominic Ng, Chairman and Chief Executive Officer of East West. “We look forward to providing the customers of Washington First International Bank with our expanded array of deposit and loan products and services immediately, and access to our nationwide branch network after integration is complete. This acquisition further strengthens our vision to be recognized as the premier bridge between East and West and our position as the largest bank in the U.S. focused on serving the Asian-American community,” continued Ng.

All WFIB branches will reopen as branches of East West Bank under normal business hours — on Saturday for the International District branch, and on Monday for the branches that operate Monday through Friday. Depositors can continue to access their money by writing checks or using ATM or debit cards. All outstanding checks will be processed as usual, and customers can continue using their WFIB checks. Loan customers should continue to make their payments as they always have.

“We welcome WFIB’s customers and employees to the East West Bank family,” said Ng. “All customers can rest assured that all of their deposits are safe and accessible, continue to be covered under the FDIC insurance program, and are now backed by the security and strength of East West Bank,” Ng concluded.

About East West

East West Bancorp is a publicly owned company with over $20 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent commercial banks headquartered in California with over 130 locations worldwide, including the U.S. markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shanghai, Shenzhen and Taipei.  Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and representative offices in Beijing and Guangzhou. For more information on East West Bancorp, visit the Company’s website at www.eastwestbank.com.

Contact:

East West Bancorp, Inc.

Irene Oh

Chief Financial Officer

626.768.6360

irene.oh@eastwestbank.com

or

Emily Wang

Media Relations

626.768.6266 (office); 626.825.0890 (cell)

emily.wang@eastwestbank.com